Exhibit (p.2)

Rev. 12/2008

 Nakoma Capital Management Code of Ethics

6.10

Fiduciary Obligations

As an investment adviser, Nakoma has a fiduciary duty to act primarily for the benefit of its clients. Nakoma’s advisory services are personal to each of its clients. Because of the fiduciary duties and the legal obligations prescribed by federal and state law, Nakoma requires all Employees to conduct themselves in a manner consistent with the highest ethical and legal standards.

A.

To fulfill Nakoma’s fiduciary obligations, Nakoma imposes the following rules and standards of conduct to help Employees avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with clients of Nakoma, or that might be otherwise detrimental to the interests of Nakoma.

1.

Employees shall not use, for their own personal benefit or for the benefit of others, any knowledge, whether obtained through such person's awareness of portfolio transactions for clients or otherwise, of any investment recommendation made or to be made or of any investment action taken or to be taken by Nakoma.

2.

Employees shall not disclose any non-public information relating to the clients' portfolios or transactions, nor disclose any non-public information relating to the business or operations of Nakoma.

3.

Employees shall not enter into personal transactions in securities without prior written authorization as provided in Section 6.14 below, and thereafter fully complies with the terms and conditions of such authorization.

4.

No Employee, except Company Principals, shall select broker-dealers to execute securities transactions for clients of Nakoma.

5.

Employees shall immediately report to the CCO any potential conflict of interest between the interests of such person and the interests of Nakoma or any of its clients. The first preference and priority must be to avoid such conflicts of interest whenever possible and, when they unavoidably occur, to resolve them in a manner that is not disadvantageous to the clients.

6.

Employees shall not receive any account, investment or compensation from a governmental entity for two years following having made, directly or indirectly, a political contribution to an official associated with such governmental entity.

7.

Employees shall not seek, accept or provide any investment opportunity, gift, gratuity, favor, preferential treatment or other thing of more than nominal value, from or to any person or entity that does business, or may in the future do business, with Nakoma. An Employee may accept or give gifts from/to a single individual or entity so long as their aggregate annual value does not exceed $100. Such gifts may include gifts of small value, usually in the nature of reminder advertising, such as pens and calendars. In addition, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and both the Employee and the giver are present.

8.

Employees may not serve as an officer or a member of the board of directors or other governing board, or otherwise have a material relationship with a publicly traded company, without the prior written approval of the CCO.

B.

Compliance training by the CCO shall be a required component of all new Employee orientations to ensure that new Employees understand Nakoma’s compliance policies and procedures as well as Nakoma’s high expectations for adhering to such policies and procedures. The CCO will conduct periodic training sessions to reinforce Employees’ understanding of compliance policies and procedures, to help Employees understand the basis for such policies and procedures, and to discuss ways to improve the effectiveness of Nakoma’s compliance program at preventing and detecting violations of the Act.

6.11

Prohibited Business Practices

The CCO shall review all customer complaints and conduct such reviews and inspections of the books and records required to be maintained herein to determine whether Nakoma or any of its Employees are engaging in any of the practices listed below in connection with its investment advisory business. The practices set forth below do not represent an exhaustive list of prohibited activities.

A.

Neither Nakoma nor any Employees shall engage in the following:

1.

Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client’s investment objectives, financial situation, and needs and other information known by Nakoma.

2.

Place an order to purchase or sell a security on behalf of a client without authority to do so or exercise any discretionary power in a client’s account unless such client has given prior written authorization to the person exercising the discretion.

3.

Place an order for the purchase or sale of securities for the account of a client upon instructions from a third party without first having obtained written third-party authorization from the client.

4.

Place an order for the purchase or sale of securities if the securities are not registered, unless the securities or the transactions are exempt from registration.

5.

Represent itself, himself or herself as a financial or investment planner, consultant or adviser when the representation does not accurately describe the nature of the services offered, the qualification of the person offering the services, and the method of compensation for the services.

6.

Borrow money or securities from, or lend money or securities to, a client.

7.

Induce trading in a client’s account that is excessive in size or frequency in view of the financial resources and character of such account.

8.

Fail to accurately describe or disclose in advertising or other materials (i.e., business cards, business stationary, display signs, etc.) used in connection with the promotion or transaction of investment advisory services, the identity of Nakoma or the nature of the investment advisory services offered or the employment relationship between Nakoma and its IARs.

B.

If a prohibited business practice listed in the section above is found to exist, the CCO shall take reasonable actions to correct the situation and to prevent its reoccurrence.

C.

All IARs shall periodically review the list of prohibited activities and practices set forth below to prevent their inadvertently engaging in these practices.

6.12

Written Disclosure Statements and Privacy

A.

Nakoma is committed to keeping nonpublic personal client information secure and confidential. It maintains physical, electronic, and procedural safeguards to protect client information and records from unauthorized access, use or disclosure. A copy of Nakoma’s Privacy Policy is hereby attached (Addendum 1.)

Client information that Nakoma may be required to maintain under state and federal laws or regulations, or which Nakoma requires to conduct business on behalf of such clients, shall be maintained in an electronic format. This information is scanned in a timely manner and saved electronically, and any paper documents containing confidential client information, including but not limited to consumer report information, are shredded.

1.

Access to electronic confidential client information is restricted using network login passwords and user access rights.

2.

To assure the proper disposal of confidential client information in paper format, it is Nakoma’s general policy that such information is given to the CCO for shredding so that it cannot be practicably read or reconstructed.

3.

Electronic files or media containing confidential client information that are no longer needed or required to be maintained will be destroyed or erased so that the information cannot be practicably read or reconstructed.

4.

If, in the course of conducting services on behalf of our clients, we must share such information with others, we will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hire them.

5.

Nakoma’s Code of Ethics emphasizes the fiduciary responsibility of all Employees to protect clients’ personal and financial information acquired through their work, and to otherwise conduct themselves at all times in a manner that is consistent with the highest ethical and legal standards.

B.

Company Disclosure Statement

Nakoma shall, in accordance with Regulation §275.204-3 of the Act, furnish or offer to furnish each advisory client and prospective advisory client (except for a client who receives only “impersonal advisory service” or is an “investment company”) a copy of Nakoma’s current Form ADV Part II. The CCO shall deliver, or cause to be delivered, a copy of this disclosure statement to clients or prospective clients not less than 48 hours prior to entering into any written or oral investment advisory contract with the client or prospective advisory client or at the time of entering into such contract, if the advisory client has a right to terminate the contract without penalty within five (5) business days after entering into the contract.

A contract for impersonal advisory services means any contract relating solely to the provision of investment advisory services that does not purport to meet the objectives or needs of specific individuals or accounts, through the issuance of statistical information containing no expression of opinion as to the investment merits of a particular security, or any combination of the foregoing services.

Pursuant to Rule 204-3, Nakoma offers, in writing, to provide a copy of Part II of Form ADV to its clients upon written request and without charge. A sample copy of this annual written offer, including an acknowledgment form, is attached (Addendum 11). The CCO will maintain a record of this offering, including Nakoma’s annual offer, to each client in the compliance tracking log, and will maintain an electronic copy of all acknowledgments, related requests and responses thereto. Excepted from this annual requirement are clients of Nakoma who are investment companies or those that receive only impersonal investment advisory services requiring a payment of less than $200. For those clients receiving impersonal investment advisory services requiring a payment of $200 or more, Nakoma shall make the written offer at the time of entering into the contract.

C.

Privacy Act Disclosure

In accordance with Regulation S-P, adopted by the SEC to implement the privacy provisions of Title V of the Gramm-Leach-Bliley Act of 1999 (the “Privacy Act”) regarding certain privacy rights for consumers of financial services and products Nakoma shall:

1.

Provide an initial and annual notice to each of its clients describing Nakoma’s privacy policy and practices no later than the time that the client’s relationship with Nakoma is established (e.g., no later than the time the client’s investment advisory agreement is executed). This notice may be incorporated into Nakoma’s investment advisory agreement with the client provided it is clear and conspicuous and distinct from and not hidden in other information in the agreement; and

2.

Provide each client, annually, a copy of Nakoma’s privacy notice. Nakoma does not share private client information with nonaffiliated third parties, so an “opt out” provision is not required.

The CCO will maintain a record of each initial offering and subsequent annual offerings of this policy made to each client in the compliance tracking log.

6.13

Insider Trading Policies and Procedures

As an investment adviser, Nakoma is subject to significant provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Insider Trading Act”) relating to the supervision of its Employees. An Employee may also not trade in securities, either personally or on behalf of another, on material non-public inside information whether it relates to a client or a non-client of Nakoma.

A.

For purposes of this Section, these terms shall have the following meanings:

1.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the ’34 Act as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Employee has or acquires.

2.

“Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

3.

The concept of “insider” is broad, and includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for Nakoma’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. Nakoma may also become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, Nakoma must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

4.

“Material information” generally regarded is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Trading on inside information is not a basis for liability unless the information is material, and information can be material even if it does not relate to a company’s business. Information that Employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

5.

“Nonpublic information” is information that has not yet been effectively communicated to the market place via an SEC filing, a news service, or in a publication of general circulation that would be considered public (e.g., The Wall Street Journal or Reuters Economic Services).

(a)

Information relating to each client's portfolio, proposed and executed transactions, and the beneficial owners of a client partnership or corporation is confidential unless publicly available. Whenever statistical information or research is supplied to or requested by Nakoma, such information must not be disclosed to any persons outside Nakoma unless specifically authorized by the Principals of Nakoma.

6.

“Insider trading” generally refers to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

(a)

Trading by an insider, while in possession of material nonpublic information;

(b)

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(c)

Communicating material, nonpublic information to others.

B.

Inside information obtained by an Employee with respect to a client of Nakoma from any source must be kept strictly confidential.

C.

Nakoma forbids any Employee from engaging in insider trading. This includes trading, either personally or on behalf of others, including mutual funds and private accounts managed by Nakoma, on material nonpublic information or communicating material nonpublic information to others in violation of the law. Questions regarding this policy should be referred to the CCO.

D.

Nakoma prohibits its Employees from serving as an officer, director or manager in a publicly-traded company unless reported to and approved by the CCO in advance. If the Employee is approved to serve as an officer, director or manager of such a company, he or she may not make any trades, for either a client or his personal account, in such a company, and may not discuss any insider information with any other Employee. Furthermore, Nakoma prohibits its Employees from holding an equity interest in a company unless first reported to and approved by the CCO in advance. These prohibitions exist to minimize the chances that an Employee will receive insider information or act on insider information in making securities transactions for the Employee’s personal account, and thereby minimize the likelihood that a client will allege that an Employee took advantage of an investment opportunity in such a way as to be detrimental to the client’s interests.

E.

Penalties for trading on or communicating material, nonpublic information are severe for both the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

1.

Penalties include: (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (f) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

2.

Nakoma takes insider trading rules seriously. An Employee who engages in insider trading can expect to receive a serious sanction from Nakoma, including termination of employment.

6.14

Personal Trading

The following procedures have been established under Rule 204A-1 of the Act, which requires Access Persons to periodically report certain securities transactions and holdings, and to receive pre-clearance before placing some types of personal transactions. The guidelines provided under this rule are intended to help Nakoma prevent, detect and impose sanctions for insider trading. These procedures will also help Nakoma and its Employees recognize and avoid potential conflicts of interest, so that they do not violate their fiduciary duty to act in the best interest of Nakoma’s clients. Any questions about these procedures should be directed to the CCO.

A.

Definitions. For the purposes of this Section 6.14:

1.

“Access Persons” include any Employees (a) with access to nonpublic information regarding any client’s purchase or sale of securities or information regarding the portfolio holdings of any reportable fund, or (b) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. (See Addendum 2 for a company list of Access Persons.)

2.

Under Rule 204A-1, all directors, officers and partners are presumed to be Access Persons if the primary business of the adviser is providing investment advice.

3.

“Control Affiliates” are persons who control the adviser, who are controlled by the adviser, or who are under common control with the adviser.

4.

“Personal transactions” means transactions in Reportable Securities in which an Access Person has direct or indirect beneficial ownership. Personal Transactions include transactions for: (1) a person’s own account; (2) an account owned jointly with another person; (3) an account in the person’s name as a guardian, executor or trustee; (4) an account in which such person, a spouse, or a minor child residing in his household have a direct or indirect interest; (5) an account of any other relative (e.g., parents, in-laws, adult children, brothers, sisters, etc.) whose investments the person directs or controls, whether or not the relative resides with the person, and (6) an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.

5.

“Beneficial ownership” is when you have the opportunity, either directly or indirectly, to profit or share in any profit derived from a transaction in securities. An Access Person is presumed to be a beneficial owner of securities that are held by immediate family members who are members of the Access Person’s household.

6.

“Non-discretionary account” is one over which the Access Person has no direct or indirect control over the investment decision-making process.

7.

“Reportable Securities” means all securities, unless specifically excluded, including but not limited to common stocks, preferred stocks, closed-end investment companies, debt securities and derivative instruments, including futures contracts, and options on futures contracts, relating to any stock, bond or index.

(a)

Reportable Securities excludes five types that present little opportunity for the kind of insider trading that the rule is intended to prevent or uncover: (i) direct obligations of the U.S. Government; (ii) money market instruments such as bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high quality short-term debt instruments; (iii) shares of money market funds; (iv) transactions and holdings in shares of other types of mutual funds; and (v) transactions in units of a unit investment trust if that trust is invested exclusively in unaffiliated mutual funds.

8.

“Automatic Investment Plan” is a program whereby regular, periodic purchases or withdrawals are automatically made in or from investment accounts on a predetermined schedule and allocation (e.g., a dividend reinvestment plan).

B.

Clients shall be informed about Nakoma’s Code of Ethics and that they will be provided a free copy upon request.

C.

Company Policy. While Nakoma does not intend to unreasonably limit general partners, officers, directors and Employees from engaging in personal investment activities, it is Nakoma’s policy that such personal investment activities not create, nor give the appearance of creating, a conflict of interest between Nakoma and its clients.

D.

Reporting Requirements:

Rule 204A-1 requires periodic reporting of securities accounts and holdings. This applies to any accounts that have the capability of having Reportable Securities traded in it. The Rule excuses Access Persons from submitting quarterly reports if that report would duplicate information contained in monthly account statements provided to Nakoma within 30 days after the end of the calendar quarter in which the transactions took place. Brokerage statements will be deemed to meet the annual reporting requirement if they meet the time requirements set out in paragraph (3), below.

1.

Duplicate Account Statements. To simplify the fulfillment of reporting requirements for both Nakoma and Access Persons, Access Persons shall instruct their brokers, trust account managers, or other entities through which they have accounts that have the capability of having Reportable Securities traded in them to submit duplicate copies of all statements for listed accounts reflecting acquisition or disposition of any Reportable Securities to the CCO.

(a)

Duplicate copies (either electronic or paper) should be provided to the CCO at the same time they are provided to the Access Person for any account in which such Access Person has or by reason of acquisition acquires any direct or indirect beneficial ownership interest.

(b)

Employees shall indicate on their Initial Holdings Report if any listed accounts in Reportable Securities only provide monthly statements in the event of investment activity and the CCO will indicate in the tracking log to expect only quarterly statements for such accounts.

2.

Initial Holdings Report. Upon joining Nakoma, Access Persons must provide the CCO with a complete report of all holdings and accounts of reportable securities in which they have a beneficial ownership. This report must be current to within 45 days prior to the individual becoming an Access Person. Brokerage statements will be deemed adequate if they meet these time requirements. Initial, quarterly and annual reporting should be done using the Holdings Report Form, which is attached as Addendum 3.

3.

Quarterly Reports. Access Persons must provide quarterly holdings reports  to the CCO within 30 days after the completion of each calendar quarter.

(a)

Quarterly reports must include the title, amounts and dates traded for all reportable securities traded during the quarter covered by the report.

(b)

If an Access Person did not engage in any reportable transactions during the quarter, no report must be submitted.

(c)

Access Persons for whom the CCO receives account statements that meet the content and timing requirements of the quarterly report do not need to submit a quarterly holdings report.

4.

Annual Report. Access Persons must provide a complete report of all holdings and accounts of reportable securities in which they have a beneficial ownership at least once per year. The annual report must be current within 45 days prior to its submission date. Brokerage statements will be deemed adequate if they meet these time requirements. All annual reports shall be accompanied by the year-end account statement for each account listed unless the CCO already receives such duplicate monthly statements directly.

5.

Revised Reports.  In the event that there is a change to the account information provided by an Access Person in an Initial, Quarterly or Annual Holdings Report (e.g., the Access Person opens another account), the Access Person should submit an updated holdings form to the CCO. For example, if an Access Person opens a new account in which Reportable Securities can be traded.

E.

Reporting Requirement Exclusions. Rule 204A-1 permits exclusion of the following transactions and/or accounts from the reporting requirements of the Code of Ethics:

6.

Transactions effected pursuant to an automatic investment plan, as defined above, unless the transaction overrides the set schedule or allocation of the plan.

7.

Transactions by firms that have only one access person, as long as the adviser maintains records of holdings and transactions that would otherwise be reported pursuant to the Rule.

8.

Non-discretionary accounts (as defined above).

F.

Pre-Clearance Requirement. Access Persons shall not enter into personal transactions in reportable securities without prior authorization. Authorization requests may be submitted using the Personal Trade Request and Authorization Form, which is attached as Addendum 4. Requests may also be faxed or emailed.

1.

The CIO or other portfolio manager shall review trade requests and determine whether prospective personal transactions pose potential conflicts of interest.

2.

In determining whether a conflict, or potential conflict, exists to deny clearance, factors to consider include, but are not limited to, the size and nature of the investment, the particular requesting individual’s ability to influence Nakoma’s investment decisions, the requesting individual’s access to confidential information of Nakoma or of the other company, and the nature of the relationship between Nakoma and the other company.

3.

The CIO, or a designated surrogate, shall notify the Access Person as to whether the request is approved or denied, without disclosing the reason for such approval or denial. Notifications may be given in writing or orally, but the CCO will maintain an electronic record of all requests and notifications. The CIO, or a designated surrogate, will notify the CCO of all personal trade requests, the date of the request, the positions requested, and whether such request was approved or denied.

4.

Personal trade requests of the CIO shall be submitted to the CCO. The CCO will consult with one or more of the other portfolio managers regarding the requested trades to make a determination on whether to approve or disapprove the transaction.

5.

If permission for a particular trade is granted, it must be executed by the close of business on the first day that the trade can be made, unless otherwise specified by the CIO. In the event that a limit order is approved, the CCO will record it as such in the trade tracking log.

6.

The CCOs procedure for monitoring the personal trading and reporting requirements under Rule 204A-1 and Nakoma’s Code of Ethics are attached as Addendum 22.

7.

Day trading is not permitted. For purposes of this section, “day trading” is defined as the buying and selling of Reportable Securities within the same trading day.

8.

Employees should generally not trade in positions they are researching on behalf of client accounts to avoid any appearance of a conflict of interest.

G.

Reporting Violations. Access Persons are expected to act with the highest ethical standards and to promptly report any violations or suspected violations of the Code to the CCO. In order to encourage and enable Access Persons to raise serious concerns within Nakoma, no one who, in good faith, reports a violation or suspected violations of the Code shall suffer harassment, retaliation, or adverse employment consequences. Anyone retaliating against someone who has made a good faith report will be subject to discipline, up to and including termination of employment. Allegations of Code violations that prove to be unsubstantiated and/or made maliciously or when known to be false are considered a serious disciplinary offense.

1.

The CCO is responsible for investigating all reported complaints and allegations concerning violations of the Code. Upon receiving a notice of a potential violation, the CCO will immediately notify the CIO and work towards a timely resolution. The CCO will notify the sender of the complaint and acknowledge receipt of the potential violation within five (5) business days.

2.

All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

3.

The CCO will maintain a record of the nature of all complaints, the actions taken to investigate them, and the results of the investigations.

4.

Reports of violations or suspected violations will be kept confidential to the extent that it is possible and consistent with the need to conduct an adequate investigation.

5.

Access Persons are encouraged to discuss their concerns, any perceived shortcomings, or potential improvements in Nakoma’s compliance policies and procedures with the CCO.